UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

MACQUARIE EQUIPMENT LEASING FUND, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-154278	26-3291543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Franklin St., 17th Floor, Suite 1740, Boston, MA		02110
(Address of principal executive offices)		(Zip Code)
(617) 457-0645
(Registrant's telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

On June 13, 2016, John Papatsos resigned as Principal Financial Officer of Macquarie Asset Management, Inc. (the “Manager”) and Principal Accounting Officer of Macquarie Equipment Leasing Fund, LLC (the “Fund”), effective immediately. The Manager is the manager of the Fund.

Mr. Papatsos’ resignation was not in connection with any known disagreement with the Manager or the Fund on any matter relating to the Manager’s or the Fund’s operations, policies or practices.

Appointment of Officer

On June 13, 2016, Brett Beldner, 45, was appointed by the Manager to be the Principal Financial Officer of the Manager and Principal Accounting Officer of the Fund, replacing John Papatsos.

Mr. Beldner joined the Macquarie Group in September 2014 as an Associate Director in Finance for the Americas, as the head of Accounting Policy for the Northern Hemisphere, where he was responsible for reviewing and establishing accounting policy. Since joining the Macquarie Group, he has taken on additional responsibilities as the head of finance for two divisions within the Americas: Corporate and Asset Finance and Group Capital and Funding. Prior to joining the Macquarie Group, Mr. Beldner worked at Barclays from September 2009 to September 2014 as both the Head of Americas Technical Accounting Team and a member of the Americas Financial Control Management team. Mr. Beldner also spent five years working at Lehman Brothers and seven years at PricewaterhouseCoopers. Mr. Beldner currently resides in Westchester, New York. He earned an undergraduate degree in Economics from Duke University, Master of Business Administration degree in Finance from the University of Maryland, and is licensed as a Certified Public Accountant in the State of New York.

There is no family relationship between Mr. Beldner and any other director, executive officer or person nominated or chosen by the Manager to become a director or executive officer. There are no transactions in which Mr. Beldner has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE EQUIPMENT LEASING FUND, LLC

Date: June 15, 2016	By: /s/ David Fahy____________________
David Fahy
President of the Manager